EXHIBIT 4.1

                            [iExalt INC. LETTERHEAD]

March 15, 2000

Consulting & Strategy International, Inc.
5433 Westheimer, Suite 500
Houston, Texas 77056

       Re: Consulting Services for iExalt, Inc.

Dear Sirs:

      The consulting services rendered in conjunction with iExalt's acquisition of First Choice Marketing, were greatly appreciated by the Company. In light of the services you rendered in that regard, which lie outside of the current consulting contract with your company, iExalt has agreed to pay to Consulting & Strategy International, Inc. a consulting fee of 190,890 shares of iExalt common stock that the Company hereby agrees to register under an S-8 filing with the SEC.

      Pursuant to our Agreement, the shares shall be issued equally in the names of the principals of Consulting & Strategy International, Franklin C. Fisher, Jr. and Steve Tebo.

      Please signify your agreement to this fee structure by signing below and faxing and mailing to iExalt a signed original of this Agreement. Thanks again for your help with this matter.

Sincerely,

/s/ JONATHAN C. GILCHRIST
    Jonathan C. Gilchrist

ACCEPTED AND AGREED TO:

CONSULTING & STRATEGY INTERNATIONAL, INC.

By /s/ F.C. FISHER, JR.
   --------------------------------------
   F.C. FISHER, JR.
   Chief Executive Officer